Exhibit 99.1
Ambassadors International, Inc. Enters into Agreement to Sell Marine Business; Soliciting Competing Proposals
NEWPORT BEACH, Calif., May 5 — Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”) announced today that it has entered into an agreement to sell Ambassadors Marine Group, LLC (“AMG”), which holds all assets related to the Company’s marine business, to Bellwether Financial Group, Inc., a company affiliated with its former Chief Executive Officer, Joseph Ueberroth.
As previously announced, the Company has decided to sell all non-Windstar Cruises assets. In April, the Company announced the sale of its travel & events business. Arthur Rodney, Chairman of the Board of Directors, stated that “the board and management are pleased with this purchase agreement. With this transaction and the sale of the travel & events business, we can focus all of our capital and efforts on Windstar Cruises and the small ship luxury segment.”
Pursuant to the terms of the purchase agreement, the Company retains the right to solicit superior proposals to acquire AMG until May 22, 2009. Proposals may be submitted to the Company’s investment banker, Stephens, Inc.
About Ambassadors International, Inc.
Ambassadors International, Inc. is a cruise and marine company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is also a global provider of construction and consulting services to marina owners. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Forward-Looking Statements
This press release contains forward-looking statements, including without limitation, statements regarding anticipated future transactions related to the sale of non-Windstar Cruises divisions that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, our ability to effectively divest our non-strategic divisions; general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions; our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact: Mark Detillion of Ambassadors International, Inc. at (949) 759-5900.